Exhibit 10.9

Non-Exec Directors Agreement

Between

Genius Group Pte Ltd

And

Nic Lim Kah Wui

This Board of Directors Services Agreement (the “Agreement”), dated January 1 2020, is entered into between Genius Group Pte Ltd, a Singapore Registered Company (GG), and Nic Lim Kah Wui (NL), an individual with a principal place of residence at 9 Gentle Drive, Singapore 309212

WHEREBY:

1. Genius Group (GG) is acquiring the services of Nic Lim Kah Wui (NL) as a non-exec director of the board for the benefit of the company and its shareholders, commencing immediately.

2. NL’s role will be to:

•	Attend GG’s quarterly board meetings every three months, to be attended virtually or in person, to provide strategic advice and feedback to the executive directors on the financial performance and growth plans of the company.

•	Review each board report, minutes and financial reports in preparation for each quarterly board meeting.

•	Provide more specific advice on the financial and operational management of GG with a monthly virtual meeting in each of the two months every quarter outside of the board meeting month, with the finance, company acquisition and due diligence teams.

•	Where appropriate and mutually agreed, NL will take on additional activities on a project basis, with fees for each project agreed outside of this agreement.

4. Compensation:

GG agrees to pay NL a quarterly fee of SG$3,000, paid at the end of each quarter via telegraphic transfer.

For any additional pre-agreed project work, a project fee will be set for a mutually agreed period of time at a fee of SG$500 per hour.

GG is also issuing NL stock options for 1,000 shares at the current market value of US$34.87 per share in Genius Group, which may be exercised 12 months after joining the board, provided this agreement remains in effect. The US$34,870 purchase value will be treated as additional compensation.

5. Expenses:

GG shall reimburse NL for reasonable out-of-pocket expenses incurred in connection with his work related to GG.

6. Duration:

This contract is for an initial two year period, with the option for both parties to renew at the end of this period under the same terms or mutually agreed adjustments to these terms.

7. Termination:

During the period of this agreement either side may terminate this agreement for any reason by providing three months notice.

8. Immediate Termination:

During the period of this agreement either side may immediately terminate this agreement with immediate effect in the event of fraud, serious misconduct or impossibility of performance.

9. Intellectual Property:

All data and intellectual property or content made available to NL in his role will remain with GG during and after termination of this agreement.

10. Confidentiality:

All matters and information shared in confidence during the period of this agreement shall be kept strictly confidential during and after termination of this agreement.

11. Governing Law:

This agreement shall be governed by the law of Singapore.

AGREEMENT:

This document represents the full agreement between the two parties. Any modification to this agreement will be in writing.

Signed:

/s/ Nic Lim Kah Wui	/s/ Roger Hamilton
Nic Lim Kah Wui	Roger Hamilton on behalf of
Genius Group Pte Ltd

Agreed to on 1 Jan 2020	Agreed to on 1 Jan 2020